EXHIBIT 99.1

FOR IMMEDIATE RELEASE

MICROTEK MEDICAL HOLDINGS REPORTS FIRST QUARTER RESULTS

First Quarter 2004 Revenues Increased by 27.5% over 2003 Quarter
First Quarter 2004 Income from Operations Increased by 38% over 2003 Quarter

COLUMBUS, MS, May 10, 2004 – Microtek Medical Holdings, Inc. (Nasdaq: MTMD), a leading manufacturer and marketer of infection control products, fluid control products and safety products to healthcare professionals, today announced its results for the first quarter ended March 31, 2004. Highlights from the first quarter of 2004 include:

o	Revenues of $29.3 million, an increase of 27.5 percent over the first quarter of 2003;
o	Income from operations of $1.9 million, an increase of $516 thousand, or approximately 38 percent over the first quarter of 2003;
o	Net income of $1.7 million or $0.04 per diluted share. Excluding the $929 thousand non-cash deferred income tax benefit recorded in the first quarter of 2003, current quarter net income increased by $456 thousand or 36 percent over the prior year quarter.

Dan R. Lee, the Company’s President and Chief Executive Officer, stated, “I am pleased with our positive momentum as we head into the second quarter of the year. The success of our business strategy and the strength of our diversified product offerings are demonstrated in our first quarter operating results. Improved customer demand across each of our distribution channels and on-track revenue contribution from our recently-acquired Plasco division yielded significant revenue growth during the first quarter of 2004 as compared to the comparable quarter last year. Revenues rose to $29.3 million, a record in the Company’s recent history and a nearly 11 percent improvement over an also-strong fourth quarter of 2003.”

For the quarter ended March 31, 2004, net revenues increased by $6.3 million, or 27.5 percent, from $23.0 million reported in the first quarter of 2003. As compared to the fourth quarter of 2003, net revenues in the first quarter of 2004 increased by $2.8 million or 10.7 percent. Included in net revenues for the first quarter of 2004 was approximately $2.2 million from the Plasco division which was acquired on November 1, 2003. Fourth quarter 2003 revenues from the Plasco division amounted to approximately $1.1 million.

The Company’s domestic branded hospital revenues in the first quarter of 2004 significantly exceeded the first quarter of 2003 primarily as a result of the Company’s CleanOp product line revenues which have consistently demonstrated impressive growth rates. OEM revenues in the first quarter of 2004 reflected significant growth versus the first quarter of 2003 and were led by increased sales to the Company’s contract manufacturing customers. Including revenues from the Plasco division, the Company’s domestic healthcare industry revenues for the first quarter amounted to approximately $23.5 million, an increase of approximately 30 percent and 5 percent over the first quarter of 2003 and the fourth quarter of 2003, respectively. International revenues also demonstrated impressive revenue growth in the first quarter of 2004. Net revenues of the Company’s OREX Technologies (OTI) division were $2.0 million in the first quarter of 2004, an increase of $580 thousand over the first quarter of 2003.

Net income and earnings per diluted share for the first quarter of 2004 were $1.7 million or $0.04, respectively, compared to $2.2 million or $0.05, respectively, for the first quarter of 2003. Included in the first quarter 2003 earnings was approximately $929 thousand, or $0.02 per diluted share, related to the decrease in the Company’s valuation allowance for its deferred tax assets, primarily as it relates to its net operating loss carryforwards (“NOL’s”), with no corresponding items for the first quarter of 2004. Excluding these non-cash deferred income tax benefits in the first quarter of 2003, the Company’s net income in the first quarter of 2004 increased by approximately $456 thousand or 36.0 percent over the first quarter of 2003.

Mr.  Lee continued, “Consistent with our expectations, our gross profit margin for the first quarter of 2004 was 39.4 percent, as compared to 38.6 percent in the first quarter of 2003. Additionally, I am pleased with our operating margin improvement and our operating cash flows in the first quarter of 2004. Our operating margin increased to 6.4 percent, versus 5.9 percent in the first quarter of 2003, and our operating cash flow was a strong $2.7 million, reflecting improved operations and a disciplined asset management program.”

Operating expenses for the first quarter of 2004 were $9.7 million, or 33.0 percent of net revenues, as compared to $7.5 million, or 32.7 percent of net revenues in the first quarter of 2003. The increase in the absolute dollar amount of operating expenses in the 2004 quarter resulted primarily from operating expenses of the Plasco division and higher distribution and other variable selling costs associated with the increased revenues during 2004. SG&A expenses as a percentage of net revenues in the first quarter of 2004 were 31.6 percent of net revenues in the first quarter of 2004, relatively unchanged from 31.2 percent of net revenues for the first quarter of 2003.

The Company’s balance sheet strengthened during the first quarter of 2004. Cash and investments at March 31, 2004 totaled $10.3 million, up from $9.5 million at December 31, 2003, and the Company’s current ratio (current assets divided by current liabilities) was a strong 5.6 to 1. During the first quarter of 2004, the Company’s borrowings under its revolving credit facility decreased by $1.5 million to $5.6 million at March 31, 2004, and the Company’s additional borrowing availability totaled approximately $10.0 million at March 31, 2004.

Mr.  Lee commented, “Looking ahead, we will continue to focus on continued gross margin and operating margin improvements. Our long-term goals are focused on providing healthcare professionals with innovative product solutions that encompass a high level of patient care and prevention of cross infection. We plan to accomplish these goals by leveraging our existing capabilities, expanding our product offerings, making investments to deliver the highest level of customer value and simultaneously developing and acquiring new business opportunities.”

Mr.  Lee concluded, “Our guidance for the full year of 2004 remains unchanged. For the full year of 2004, we expect our revenues will be in the range of $115 million to $120 million, we expect an increase in income from operations in 2004 of more than 30 percent over 2003, and we expect earnings in the range of $0.19 to $0.22 per diluted share for 2004. Our first quarter results are a very positive step toward achieving those targets.”

Conference Call: The Company invites its shareholders and other interested parties to join its conference call which will be conducted by Dan R. Lee, President and Chief Executive Officer, and Jerry Wilson, Chief Financial Officer, at 4:30 p.m. Eastern Time on Monday, May 10, 2004. This conference call will be accessible to the public by calling 1-877-407-9210 (U.S.), Reference: Microtek Medical. International callers dial 1-201-689-8049. Callers should dial in approximately 10 minutes before the call begins.

To access the live broadcast of the call over the Internet, go to Investor Relations page at www.MicrotekMed.com.

A conference call replay will be available through 11:59 p.m. Eastern Time on May 17, 2004 and can be accessed by calling 1-877-660-6853 (U.S.) or 1-201-612-7415 (international); for both reference conference call account #1628, Conference ID #100770.

Actual Results Could Differ From Forward-Looking Statements: This Press Release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, the Company’s ability to focus on continued gross margin and operating margin improvement, the Company’s ability to provide innovative product solutions that encompass a high level of patient care and prevention of cross infection, the Company’s plan to leverage existing capabilities, expand its product offerings, make investments to deliver the highest level of customer value and simultaneously develop and acquire new business opportunities, and the Company’s forecasted revenues, forecasted increase in income from operations and forecasted earnings per diluted share for 2004. Such statements are subject to certain factors, risks and uncertainties that may cause actual results, events and performance to differ from those referred to in such statements. These risks include, without limitation, those identified in Risk Factors in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, including, without limitation, the risks described in Risk Factors under the captions “-Reliance upon Microtek”, “-History of Net Losses”, “-Competition”, “-Product Liability”, “-Stock Price Volatility”, “-Dependence on Key Personnel”, “-Anti-takeover Provisions”, “-Low Barriers to Entry for Competitive Products”, “-Potential Erosion of Profit Margins”, “-Risks of Completing Acquisitions”, “-Risks of Successfully Integrating Acquisitions”, “-Small Sales and Marketing Force”, “-Reliance upon Distributors”, “-Reliance Upon Large Customers”, “-Microtek Regulatory Risks”, “-Risks of Obsolescence”, “-Reduced OREX Market Potential”, ” OREX Commercialization Risks”, “-OREX Manufacturing and Supply Risks”, “-Risks Affecting Protection of Technology”, “-Risks of Technological Obsolescence” and “-OTI Regulatory Risks”. We do not undertake to update our forward-looking statements to reflect future events or circumstances.

About Microtek: The Company, a market leader in the healthcare industry, develops, manufactures and sells infection control products, fluid control products and safety products to healthcare professionals for use in environments such as operating rooms and outpatient surgical centers.

For More Information, Please Call (800) 476-5973
Dan R. Lee, President & CEO
Jerry Wilson, CFO
John Mills, Investor Relations
InvestorRelations@MicrotekMed.com

-Tables Follow –

MICROTEK MEDICAL HOLDINGS, INC.
Unaudited Financial Highlights
(in thousands, except for per share data)

	Three months ended March 31
	2004	2003
Net revenues	$29,297	$22,986
Gross profit	11,548	8,864
Operating expenses:
Selling, general and administrative	9,266	7,172
Research and development	262	219
Amortization of intangibles	148	117

Total operating expenses	9,676	7,508
Income from operations	1,872	1,356
Interest expense, net	(54)	(38)
Other income, net	2	21

Income before income taxes	1,820	1,339
Current tax expense - state and foreign	(96)	(71)
Deferred tax benefit	--	929

Net income	$1,724	$2,197

Net income per share:
Basic	$0.04	$0.05

Diluted	$0.04	$0.05

Weighted average shares outstanding - basic	42,774	42,115
Weighted average shares outstanding - diluted	44,568	42,775

Balance Sheet Data:	March 31, 2004	December 31, 2003
Cash and cash equivalents	$10,266	$9,462
Other current assets	55,394	54,749
Total current assets	65,660	64,211
Total assets	119,383	118,299

Current liabilities	$11,791	$11,691
Long term debt	6,394	8,056
Other liabilities	1,919	2,008
Total liabilities	20,104	21,755
Shareholders' equity	99,279	96,544
Total liabilities and shareholders' equity	$119,383	$118,299